As filed with the Securities and Exchange Commission on March 30, 2000
                                                      Registration No. 333-90877
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                                   -----------



                         HEALTHLINK INTERNATIONAL, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


            Nevada                             6324                      88-0331113
            ------                             ----                      ----------
(State or other jurisdiction of     (Primary Standard Industrial        (IRS Employer
 incorporation or organization)      Classification Code Number)         I.D. Number)

                         929 Eastwind Drive,, Suite 225
                             Westerville, Ohio 43081
                                 (614) 890-5100
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                  Nicholas G. Venetis, Chief Executive Officer
                         HealthLink International, Inc.
                          929 Eastwind Drive, Suite 225
                             Westerville, Ohio 43081
                                 (614) 890-5100
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                               Gary A. Agron, Esq.
                           Law Office of Gary A. Agron
                           5445 DTC Parkway, Suite 520
                               Englewood, CO 80111
                                 (303) 770-7254
                              (303) 770-7257 (Fax)

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: |_|

                [EXHIBIT INDEX LOCATED PAGE _____ OF THIS FILING]

                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
         Title of Each Class                Amount             Proposed          Proposed Maximum           Amount
            of Securities                    To Be          Maximum Price            Aggregate                of
           to be Registered               Registered           Per Unit           Offering Price       Registration Fee
=======================================================================================================================

Common stock, $.001 par value, (1) ......    1,380,000          $6.00              $ 8,280,000              $ 2,443
                                             Shares

Common stock purchase warrants ........      120,000            $-0-               $      -0-               $ -0-
issuable to the representative               Warrants
of the underwriters (2)

Common stock, $.001 par value, ........      120,000            $7.20              $   864,000              $   255
underlying representative's                  Shares
common stock purchase warrants (2)

Total                                                                              $ 9,144,000              $ 2,698 (3)


================================================================================


(1)  Includes the representative's 15% overallotment option.


(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the warrants is subject to adjustment in accordance with the anti-dilution provisions of such Warrants.

(3) The Registrant previously paid a filing fee of $7,080. Accordingly, no additional filing fee is required.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to completion dated March __, 2000


                        1,200,000 shares of Common Stock


                         HEALTHLINK INTERNATIONAL, INC.

                                     [LOGO]




     We are offering 1,200,000 shares of common stock at $6.00 per share

     We have applied to list our common stock on the NASDAQ SmallCap Market under the symbol "HLNK".


     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying our units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                Per Share              Total
                                ---------              -----

Public offering price . . . . . . $6.00             $  7,200,000
Underwriting discounts
  and commissions . . . . . . . . $0.60             $    720,000
Proceeds to HealthLink
  International, Inc.  . . . . . .$5.40             $  6,480,000


                             Spencer Edwards, Inc.


              The date of this prospectus is ______________ , 2000.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----



Prospectus Summary......................................................   3
Summary Financial Data..................................................   6
Risk Factors............................................................   7
Use of Proceeds.........................................................  12
Dividend Policy.........................................................  12
Dilution................................................................  13
Capitalization..........................................................  14
Selected Financial Data.................................................  15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.............................................  16
Our Business............................................................  17
Our Management..........................................................  28
Our Principal Stockholders..............................................  30
Related Party and Other Material Transactions...........................  30
Description of Our Securities...........................................  31
Underwriting............................................................  32
Legal Matters...........................................................  34
Experts.................................................................  34
Additional Information..................................................  34
Financial Statements.................................................... F-1

                               PROSPECTUS SUMMARY




Our Business



     We offer health related products for sale, primarily through direct marketing groups and the Internet. Our current products are:


     o benefit savings plans which allow our plan members to obtain discounts of 25% or more off the prices of healthcare products and services, including the services of 450,000 physicians, 6,500 hospitals and 55,000 ancillary healthcare providers, such as dentists, chiropractors, hearing and eye care specialists, nurses and counselors. Our members access these healthcare products and services by presenting discount health cards purchased from us to the healthcare provider.


     o nutritional supplements containing antioxidants and vitamins used to improve the human immune system.


Our Market Opportunity


     We currently emphasize our discount health services, which are offered under our benefit savings plans and which address two significant concerns in the healthcare industry: medical cost containment and the rising number of people who are uninsured or underinsured. In 1997 the United States Census Bureau reported that approximately:


     o 43 million Americans, or approximately 16% of the population, had no health insurance, and most Americans lacked insurance coverage for one or more "ancillary" healthcare services, such as dental, chiropractic, hearing care, eye care and pharmaceutical services.

     o 4.8 million Americans with household incomes of $75,000 or more and approximately 5.7 million Americans with incomes between $50,000 to $75,000 were uninsured.



     The nutritional supplements industry has experienced substantial growth since the adoption of the Dietary Supplement Health and Education Act of 1994. This act allows vendors of dietary supplements to educate consumers regarding the effects of certain dietary ingredients. According to the Nutrition Business Journal Annual Industry Overview, 1997 dietary supplement sales in the United States increased by 13% and totaled approximately $12.6 billion.

     We believe that our medical discount cards provide a low-cost, non-insurance alternative to:

     o    those seeking to reduce healthcare costs not covered by insurance;
     o    those desiring to fill in the coverage gaps in their current policies;
     o those who are unable to obtain healthcare insurance due to their medical history, age or occupation; and
     o those that may be underinsured because of restrictions or provisions within their managed care plans.

Our Strategy

     Our strategy is to:


     o    expand our marketing capabilities;
     o    increase the number and content of our benefits savings plans;
     o    increase sales of our benefit savings plan programs;
     o develop a complete line of nutritional supplements having health benefits and mass appeal, and
     o start up or acquire other companies engaged in healthcare or related industries.


Our Offices

     Our corporate offices are located at 929 Eastwind Drive, Suite 225, Westerville, Ohio 43081, telephone number (614) 890-5100. Our Web site is located at www.healthlinkintl.com. Information contained in our Web site should not be considered a part of this prospectus.

The Offering


     The information below and throughout this prospectus gives effect to a one share for two shares reverse stock split approved by our board of directors on February 24, 2000. Our outstanding common stock does not include:

     o 50,000 shares issued by us to Sheldon R. Lefkowitz, our Executive Vice President, on February 24, 2000,

     o 120,000 common stock purchase warrants issuable to the representative of the underwriters,

     o up to 180,000 shares issuable under the over allotment option granted to the underwriters.

Securities offered .............      1,200,000 shares of common stock

Common stock outstanding
 prior to the offering .........      5,919,914 shares

Common stock to be outstanding
 after the offering ............      7,119,914 shares

Proposed Nasdaq SmallCap
 Market symbol .................      "HLNK"

                             SUMMARY FINANCIAL DATA



     The following tables set forth financial information derived from our audited financial statements for the years ended December 31, 1998 and 1999. We commenced our current operations in September 1998.





                                                              Year Ended December 31,
                                                    1999                                1998
                                            -----------------------           -------------------------
Statement of Operations Data
----------------------------

Revenue  . . . . . . . . . . .                   $  282,401                         $8,242
Cost of sales  . . . . . . . .                   $  236,145                         $6,917
Operating expenses . . . . . .                   $  834,843                         $1,250
Research and development . . .                   $  210,000                         $  --
Net income (loss). . . . . . .                   $ (995,087)                        $   75
Weighted average
 number of shares
 outstanding . . . . . . . . .                    5,919,914                      5,919,914
Net income (loss) per share. .                       $ (.17)                        $  --


                                                 Actual                    As Adjusted(1)
                                                 ------                    --------------
Balance Sheet Data at December 31, 1999:
----------------------------------------

Working capital . . . . . . . . . . . . . .     $  (230,660)                   $  5,884,491
Total assets  . . . . . . . . . . . . . . .     $ 1,583,903                    $  7,547,903
Total liabilities . . . . . . . . . . . . .     $   515,062                    $    515,062
Stockholders' equity  . . . . . . . . . . .     $ 1,068,841                    $  7,032,841



(1) As adjusted to reflect the sale of 1,200,000 shares offered by this prospectus at $6.00 per share and the application of the net proceeds.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in our securities. If any of these risks occur, our business, results of operations and financial condition could be harmed. This could cause the trading price of our securities to decline, and you might lose part or all of your investment.

If government regulations regarding network marketing companies are changed, interpreted or enforced in a manner adverse to our network marketer, our revenue could be reduced.

Our operating history is extremely limited; we may have future losses and may need more capital.

     We commenced our current business operations in September 1998, have incurred losses since that date and have not generated significant revenue. Accordingly, we have no operating history upon which an investor can evaluate us, and our prospects are subject to risks and uncertainties encountered by early-stage companies that operate in a constantly evolving market, such as the healthcare market.


     Our limited operating history and the uncertainty of the evolving healthcare market make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly by expanding our marketing capabilities. As a result, we may incur losses and may need to raise additional capital. We cannot assure that we will be able to raise additional capital, and we do not know what the terms of any capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the offering price of our common stock.

We may be liable for medical malpractice claims or product liabiity claims which could result in losses for our business.

     Physicians and other medical entities have become increasingly vulnerable to lawsuits alleging medical malpractice. While we do not practice medicine or control any provider's practice of medicine, we may become a party to malpractice litigation anyway. We may also be exposed to claims for personal injuries as a result of the incorrect preparation or packaging of prescriptions or injuries associated with consumption of our nutritional products. We take precautions to avoid these claims, such as by seeking indemnification from providers and by carrying product liabiity insurance, but we cannot assure that our precautions or insurance coverages will prove adequate. Because we do not render medical services, we cannot obtain malpractice insurance. We do not maintain errors and omissions insurance, but we maintain general liability insurance which provides coverage for property damage, business liability and medical payments.


We must comply with government regulations which are costly and may limit our operations.

     The delivery of our discount health care products and services is subject to federal, state and local regulation, including:

     o    the prohibition of business corporations from providing medical care;
     o    the fraud and abuse provisions of the Medicare and Medicaid statutes;
     o    state laws that prohibit referral fees and fee splitting; and
     o regulations applicable to insurance companies and organizations that provide healthcare services.


     For instance, there is some question as to whether we can sell our discount savings plan in California, because we may be classified as a health maintenance organization in that state, which would require compliance with certain state bonding requirements. We do not currently offer our discount savings plans in California for that reason. In addition, statutes and regulations applicable to other healthcare organizations with which we may contract, such as patient freedom of choice rights and anti-discrimination rights, may force other organizations to withdraw as our providers. Compliance with these statutes and regulations are costly and may limit our operations.


We may not be able to successfully compete with other cost containment organizations for employee benefit expenditures.

     We compete with other medical cost-containment organizations, such as preferred provider organizations, HMOs and insurance companies, for a portion of employee medical benefit expenditures made by employers. Most of these competitors have had longer operating histories and have greater financial, marketing and other resources than we.


We may not be able to successfully compete with other nutritional supplements marketers.

     Competition in the nutritional supplements market is very intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. Many of our competitors are able to devote greater resources to marketing, promotional and pricing campaigns that may influence our existing and potential customers to buy their products rather than ours.


Our management is inexperienced and may not be able to manage our growth.

     Our management team has worked together for only a short time and none of our executive officers has extensive experience managing a business enterprise similar to ours. Any growth we experience will place a significant strain on our management and financial resources. Any inability of our management to manage growth effectively could increase our operating expenses and impair our marketing efforts.

If government regulations regarding network marketing companies are changed, interpreted or enforced in a manner adverse to our network marketer, our revenue could be reduced.


     A significant portion of our revenue is generated through sales of our discount medical services to members of Purchase Plus, a network marketing company affiliated with us. Network marketing companies are subject to extensive governmental regulation, including federal and state laws and rules regarding network marketing plans and the offer and sale of business franchises, business opportunities and securities. Any change in legislation or regulations or the noncompliance with these regulations by our network marketer could reduce or eliminate its membership and thereby significantly reduce our revenue.

If Purchase Plus is unable to attract and retain sales associates, our business may suffer.

     Our success depends upon Purchase Plus' ability to attract, maintain, motivate and retain a large base of Purchase Plus' sales associates, who, in turn, sell products and recruit additional associates to purchase and sell products. We cannot assure you that the number or productivity of Purchase Plus' sales associates will be sustained at current levels or increase in the future. Several factors affect Purchase Plus' ability to retain a sufficient number of sales associates, including:

     o    the motivation of the associates;
     o    general economic conditions;
     o    changes in the amount of commissions Purchase Plus pays;
     o    the public perception of Purchase Plus and its products;
     o the limited number of people who are interested in pursuing direct selling as a business; and
     o competition in recruiting and retaining associates from other direct selling organizations.

     Competition by other direct selling companies for new associates interested in direct selling is intense. We expect that competition will continue to intensify as direct selling becomes more popular and more direct selling organizations enter the marketplace. The pool of individuals interested in direct selling tends to be limited in each market. Every time another network marketing company successfully recruits an individual, Purchase Plus' potential pool of associates is reduced.

     Our sales and profits could suffer if:

     o Purchase Plus is unable to attract and retain a sufficient number of sales associates;
     o Purchase Plus finds it necessary to terminate a significant number of its sales associates or those associates quit;
     o other network marketing companies recruit Purchase Plus' existing sales associates; or
     o other network marketing companies deplete the pool of potential sales associates in a given market.

If our outside nutritional supplements ingredient supplier or manufacturer fails to supply us products in sufficient quantities and in a timely fashion, our business may suffer.

     The key ingredient in our nutritional supplements is provided by an outside supplier and our nutritional supplements are manufactured by an outside manufacturer. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of our supplier and manufacturer to supply our products in a timely and cost-efficient manner. Our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent upon the ability of these or other outside suppliers and manufacturers to provide us with products.

     We believe we have dependable alternative suppliers and manufacturers for all our ingredients and that we can produce or replace any of our ingredients if our current supplier is unable to supply our ingredients. However, any delay in replacing or substituting suppliers, manufacturers or ingredients could also hurt our business.

We are subject to and affected by extensive laws and governmental regulations at the federal, state and local level. These regulations involve, among other things:

     o the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;
     o    health and safety of food and drugs;
     o    trade practice laws and direct selling laws; and
     o product claims and advertising by us; or for which we may be held responsible.

     New regulations could be adopted or existing regulations may change at any time in a manner that could severely restrict our ability to continue to operate our business. We may experience complications regarding health and safety and food and drug regulations for nutritional products.

If our nutritional products and ingredients have harmful side effects or do not have the healthful effects intended, our business may suffer.

     Some of our products contain newly-introduced ingredients or combinations of ingredients and there is little long-term experience with individuals consuming those ingredients or in concentrated form. If any of our products were shown to be harmful or negative publicity resulted from an individual who was allegedly harmed by one of our products, it could hurt our business, profitability and growth prospects.



Failure of third parties to achieve Year 2000 compliance could adversely affect our business.

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. We believe our computer systems and those of our healthcare providers are Year 2000 compliant. Any failure of the systems of third parties with whom we deal to achieve Year 2000 compliance could harm our business.

Since there is no current market for our common stock, purchasers may be unable to sell our common stock in the future.

     There is presently no public market for the common stock and no assurance that an active market will develop or be maintained. Accordingly, there can be no assurance that purchasers will be able to sell their common stock in the future.

Forward-looking statements may be unreliable.

     Many statements made or incorporated by reference in this prospectus are "forward-looking statements" and include statements about:

     o    our ability to market our benefit savings plans;
     o our ability to obtain discounted products and services from third party providers;
     o the anticipated growth in the number of older Americans and their healthcare needs;
     o    competitiveness of the healthcare cost containment industry;
     o    our strategy to expand revenue and generate earnings;
     o    other statements that are not historical facts.

      When used in this prospectus, the words "anticipate", "believe", "expect", "estimate", "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward forward-looking statements, including:

     o    changes in the healthcare industry;
     o    steps taken by current and future competitors;
     o the extent to which we are able to develop and expand markets for our benefit savings plans;
     o the time and expense involved in our development activities; o the level of demand for, and market acceptance of, our benefit savings plans;
     o    changes in our business strategy;
     o other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS


     After payment of underwriting commissions and other expenses of the offering, the net proceeds of the offering are estimated to be $5,964,000. We expect to use the net proceeds over the next 12 months approximately as follows:

     o $2.0 million for marketing and advertising expenses; associated with the HealthLink discover card and our nutritional supplements;
     o $1.0 million to increase our product and service providers as discussed below;
     o $1.54 million to fund development and marketing of our line of nutritional supplements; and
     o $1.424 million reserved for working capital and to cover any overages in the above estimated expenditures.

     In order to increase the number of our providers of products and services, such as companies that have other networks of physicians, hospitals and ancillary medical services providers, we will be required to incur expenses associated with:

     o hiring additional personnel to locate and negotiate contracts with these providers;
     o tendering up-front payments to these providers to obtain their products and services;
     o developing advertising and marketing plans to promote new products and services to our customers; and,
     o seeking new products and services not directly associated with medical products, such as discounts on business insurance, tax preparation, accidental death coverage, ambulance services and equipment leases.


     Proceeds not immediately needed will be invested in bank certificates of deposit, treasury bills, insured bank deposits or similar investments.


                                 DIVIDEND POLICY

     We have never paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. Instead, we will retain any earnings to finance the expansion of our business and for general corporate purposes.

                                    DILUTION



     At December 31, 1999, the net tangible book value of our outstanding shares of common stock was approximately $917,690, or $.16 per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after December 31, 1999, other than to give effect to the sale of all 1,200,000 shares of common stock offered hereby at a public offering price of $6.00 per share, less underwriting discounts and commissions and estimated costs of the offering, our net tangible book value at December 31, 1999 would have been approximately $7.0 million, or $.99 per share. This per share value represents an immediate increase in net tangible book value of $.83 per share of common stock to our existing stockholders and an immediate dilution of $5.01 per share to new investors. "Dilution" per share represents the difference between the price to be paid by the new stockholders and the net tangible book value per share of common stock immediately after this offering.


         The following table illustrates this per share dilution:


         Public offering price per share ..................               $6.00
            Net tangible book value per share
                before the offering .......................   $ .16
            Increase in net tangible book value
                per share attributable to new investors
                purchasing in the offering ................   $ .83
         Net tangible book value per share
           after the offering .............................               $ .99
                                                                          -----
         Dilution per share to new investors ..............               $5.01
                                                                          =====

     The following table sets forth the shares of common stock offered, the total consideration to be paid and the average price per share paid by our existing stockholders as of December 31, 1999 and new investors purchasing the shares of common stock offered hereby:



                                    Shares Purchased                 Total Consideration          Average
                                    ----------------                 -------------------           Price
                                Number           Percentage       Amount           Percentage    Per Share
                                ------           ----------       ------           ----------    ---------


New investors ..............   1,200,000            16.9%       $7,200,000            85.0%       $ 6.00
Existing stockholders ......   5,919,914            83.1%       $1,266,630            15.0%       $  .21
                              ----------           -----        ----------           -----
TOTALS .....................   7,119,914           100.0%       $8,466,630           100.0%
                              ==========           =====        ==========           =====

                                 CAPITALIZATION


     The following table sets forth our historical and as adjusted capitalization as of December 31, 1999, after deducting underwriting discounts and commissions and estimated offering expenses. As adjusted capitalization reflects the sale of 1,200,000 shares at an offering price of $6.00 per share and the application of the net proceeds.




                                                                   December 31,   December 31,
                                                                      1999            1999
                                                                     Actual       As Adjusted
                                                                  -------------  -------------

Stockholders' equity:
    Preferred stock, 1,000,000 no par value shares
      authorized, no shares issued ............................   $      --      $      --
    Common stock, 100,000,000 $.001 par
      value shares authorized, 5,919,914
      shares outstanding, 7,119,914 shares
      outstanding, as adjusted ................................        5,920           7,120
    Additional paid-in capital ................................    1,260,710       7,223,510
    Retained earnings (deficit) ...............................     (996,139)       (996,139)
    Accumulated other comprehensive income ....................      798,350         798,350
                                                                  -----------    -----------

             Total stockholders' equity .......................    1,068,841       7,032,841
                                                                  -----------    -----------

             Total capitalization .............................   $1,068,841     $ 7,032,841
                                                                  ===========    ===========

                             SELECTED FINANCIAL DATA

     The following tables set forth financial information derived from our audited financial statements for the year ended December 31, 1998 and 1999.

                                                              Year Ended December 31,
                                                    1999                                1998
                                            -----------------------           -------------------------
Statement of Operations Data
----------------------------

Revenue  . . . . . . . . . . .                   $  282,401                         $8,242
Cost of sales  . . . . . . . .                   $  236,145                         $6,917
Operating expenses . . . . . .                   $  834,843                         $1,250
Research and development . . .                   $  210,000                         $  --
Net income (loss). . . . . . .                   $ (995,087)                        $   75
Weighted average
 number of shares
 outstanding . . . . . . . . .                    5,919,914                      5,919,914
Net income (loss) per share. .                       $ (.17)                        $  --


                                                 Actual                    As Adjusted(1)
                                                 ------                    --------------
Balance Sheet Data at December 31, 1999:
----------------------------------------

Working capital . . . . . . . . . . . . . .    $  (230,660)                 $ 5,884,491
Total assets  . . . . . . . . . . . . . . .    $ 1,583,903                  $ 7,547,903
Total liabilities . . . . . . . . . . . . .    $   515,062                  $   515,062
Stockholders' equity  . . . . . . . . . . .    $ 1,068,841                  $ 7,032,841



(1) As adjusted to reflect the sale of 1,200,000 shares offered by this prospectus at $6.00 per share and the application of the net proceeds.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements, the notes related thereto, and the other financial data included elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

     We are an early stage company, having commenced operations in September 1998. To date, our activities have been limited to organizing our company, developing our initial relationships with discount healthcare providers, hiring personnel, opening our offices, developing our initial marketing plans, commencing the sale of our discount health cards and developing our nutritional supplements.


Results of Operations


     Net sales increased to $282,401 for the year ended December 31, 1999 compared to $8,242 for the prior year. Gross profit increased by approximately $44,931 from $1,325 in 1998 to $46,256 for 1999. Our gross profit is expected to increase in the future as a result of our agreement with Purchase Plus Buyers' Group, Inc., commencing the sale of our nutritional supplements.

     We lost $995,087 for the year ended December 31, 1999, had net income of $75 for the year ended December 31, 1998, and expect to incur additional losses into 2000 as a result of additional costs we expect to incur associated with marketing, hiring of personnel and commencing the sale of our nutritional supplements.

     Significant operating categories for the year ended December 31, 1999 included office rent ($7,769), travel ($8,259), consulting services ($124,331), writeoff of a loan to an unaffiliated corporation ($88,000) and compensation expense for stock issued to employees ($553,986). We expect our operating expenses to increase in future quarters as we continue to develop our operating plan and expand marketing and sales efforts for our discount health cards and nutritional supplements.

     Our research and development expenses of $210,000 for the year ended December 31, 1999 reflect the terms of our June 1999 technology and marketing agreement with Longport under which we agreed to provide Longport with funds to finance technology enhancements for Longport's digital scanner in exchange for 10% of the gross revenue generated from the scanner enhancements and related new technology until 2009. In March 2000 we mutually agreed to cancel the agreement with Longport.

     In April 1999 we purchased 350,000 shares of Longport common stock for $1.00 per share. The quoted market price of these shares at December 31, 1999 was $3.28 per share, or a total of $1,148,350, representing an unrealized gain at December 31, 1999 of $798,350. The unrealized gains and losses are reported as a separate component of our Statement of Stockholders' Equity, net of tax. Since we invested in the Longport stock, we have adjusted our financial statements monthly to reflect the current quoted market value of the shares.

     Upon completion of the offering, we intend to increase our product and service providers, emphasizing discount healthcare providers and spending on marketing and advertising, with emphasis upon our Internet operations. In order to increase our product and service providers, we will need to hire additional personnel to identify such providers and negotiate provider agreements. Subsequently, we will need to provide additional funds for up-front payments under the new agreements and for advertising and marketing expenses to promote these new products. We will also continue to develop our nutritional product line and grow our in-house marketing staff.

     We may also add non-healthcare providers, including those that offer services to small businesses, such as tax preparers, equipment lessors and business insurers. We may also seek to acquire other companies engaged in healthcare and related industries and ramp up our marketing activities to support our additional activities. To date we have not entered into any agreements, arrangements or understandings with respect to any acquisitions or business combinations.

     We currently expect that our available cash resources combined with the net proceeds from the offering will be sufficient to meet our anticipated capital rquirements for at least the 12 months following the offering.


     We do not expect to incur any significant costs to address the impact of the so-called Year 2000 problem. The Year 2000 problem concerns the inability of information systems, primarily computer software programs, to properly recognize and process date-sensitive information as the Year 2000 approaches. We believe that our present systems and those of our healthcare providers are Year 2000 compliant.

Liquidity and Capital Resources

     In July 1999 we entered into an agreement with Purchase Plus, a network marketing company owned by Everett Eugene Armold, under which Purchase Plus agreed to purchase 100,000 of our discount cards for $40 per card in 2000 and will prepay the first 10,000 cards in consideration of our agreement not to offer our discount cards to any other network marketing organization. Everett Eugene Armold, who owns Purchase Plus, is the husband of Cleone W. Armold, one of our directors. Two of our officers and directors, Ms. Armold and Mr. Pedersen, are also officers and directors of Purchase Plus.


     During the year ended December 31, 1999, our cash obligations were funded by capital contributions from a shareholder and revenue from operations. In October 1999, we entered into a letter of credit with Simba Financial, Incorporated providing for cash advances of up to $500,000 to finance our operating expenses and working capital requirements. Any amounts advanced under the line of credit will bear interest at 10% per annum and are due on December 31, 2000. At December 31, 1999, no sums were advanced under the letter of credit. Mr. Armold is a principal stockholder of Simba.

     Operating activities used $335,039 of cash for the year ended December 31, 1999, which was primarily a result of the net loss for the period.

     Investing activities used $195,925 of cash for the year ended December 31, 1999. We invested $350,000 in Longport's securities and made an $88,000 loan to an unrelated corporation. The loan was not repaid and was written off during the period.

     Financing activities provided $560,366 of cash for the year ended December 31, 1999. Approximately $712,644 was gratuitously contributed to our capital during the period and we incurred $151,151 of offering costs during the period.

     We have no significant financial commitments at this time.


                                  OUR BUSINESS


Our History

     We were incorporated in Nevada in November 1994 as Commercial Building Systems, Inc., but were inactive until September 1998 when we commenced our current operations. We changed our name to HealthLink International, Inc. in March 1999.


The HealthLink Discount Health Card

     Our primary product is our HealthLink discount health card, which allows holders to obtain discounts of approximately 25% or more on purchases of healthcare products and services through our networks of healthcare providers. Our discount card provides our members with reduced rates on physician and hospital services, on ancillary medical services and on a 24-hour information line staffed by nurses. Our health services networks comprise an aggregate of approximately 450,000 physicians, 6,500 hospitals and 55,000 other medical providers who offer ancillary health services and products throughout the United States, such as:


     o        dental care;
     o        chiropractic services;
     o        hearing care;
     o        eye care; and
     o        pharmacy plans.

Our physicians and hospital providers offer a full range of primary medical services, as well as:

     o        plastic and cosmetic surgery;
     o        infertility services;
     o        psychiatric services; and
     o        services related to chemical dependency.

     Substantially all of our discounted medical products and services are provided under contracts we have with two network providers: International MedCare, Inc. and National Administrative Company, Inc.

     Our contract with IMC expires October 2000 and is cancellable by either party on 45 days' notice. IMC provides us with networks of physicians, hospitals and other healthcare providers that offer healthcare services under our discount card.

     Our contract with NAC expires October 2002 and may be cancelled by either party on 120 days' notice prior to year end. NAC provides us with networks of ancillary healthcare providers, including dentists, chiropractors, hearing care specialists and eye care specialists, as well as other ancillary products, including pharmacy services, a 24-hour nurse information line and a legal benefits plan.

     To date, all of our revenue has been generated through sales of our discount medical services to members of Purchase Plus Buyer's Group, Inc. Purchase Plus is a network marketing company owned by Everett Eugene Armold, who is married to Cleone W. Armold, a principal stockholder and director of our company. We anticipate that revenue generated by sales to members of Purchase Plus will represent a smaller percentage of our total revenue in the future as we expand our marketing efforts.

     We believe that our emphasis on discount health services addresses two significant concerns in the healthcare industry: cost containment and the rising number of people who are uninsured or underinsured. We believe that our discount cards provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation. For an annual fee of $99, our members obtain discounts of approximately 25% or more off the retail, or usual and customary, charges of participating healthcare providers. Acceptance in our program is unrestricted, and our cards can be used to cover the member's entire immediate family.

Our Strategy

     Our strategy is to:

     o    further develop and expand our marketing capabilities by:

          o increasing the content currently available on our bilingual Internet Web site;
          o developing programs to offer our benefit savings plans directly to affinity groups, such as large corporations, small business and trade associations and charitable organizations; and
          o    expanding our in-house marketing staff.

     o develop benefit savings plans for small businesses which would include access to discounts on tax preparation, equipment leasing and business insurance;

     o increase our benefit savings plan sales by adding non-medical related discounted products and services, such as accidental death coverage and ambulance services;

     o develop a line of nutritional supplements having both health benefits and mass appeal to the increasing number of people who are health conscious; and,

      o start up or acquire other companies engaged in healthcare or related industries following the offering.

     We intend to use proceeds of the offering to expand our benefit savings plans by increasing our product and services providers and to develop and market our nutritional supplements. In order to increase our product and service providers, we will need to hire additional personnel to identify such providers and negotiate provider agreements. Subsequently, we will need to provide additional funds for up-front payments under the new agreements and for advertising and marketing expenses to promote these new products.






Healthcare Overview

     In recent years the cost of healthcare products and services has increased at a greater rate than inflation. These increasing costs have led to limitations on reimbursement from insurance companies, HMOs and government sources and have generated demand for products and services designed to control healthcare costs. Many employers have responded to the increased cost of providing health insurance to their employees by reducing or eliminating available insurance coverage and/or by requiring employees to contribute heavily to premiums, especially for family members. As a result, the United States Census Bureau reported that in 1997 approximately 43 million Americans, or approximately 16.1% of the population, had no health insurance, and most Americans lacked insurance coverage for one or more ancillary healthcare services. At the same time according to the July 1997 issue of Managed Healthcare, the July 1997 issue of Employee Benefit News and an October 1996 issue of the Wall Street Journal.

     o the average price of prescriptions in the United States has risen from $12 to $27 over the past ten years and continues to rise at the rate of 4% per year;
     o    the average senior citizen takes 3.3 medications every day;
     o 60% of all Americans require corrective lenses; 90% of Americans over the age of 43 require corrective lenses;
     o more than 900,000 Americans require medical assistance while traveling away from home each year;
     o over 33 million Americans are hearing impaired, but only approximately 6% purchase hearing aids because they consider the cost prohibitive;
     o    19 million Americans use chiropractic services each year;

yet, according to an Associated Press wire story in October 1998, six million Americans did not take health insurance that was offered at work in 1997.

     As a result of the baby boom generation, people over the age of 50 represent the fastest growing segment of the United States population. As the population ages, more people will need both primary and ancillary healthcare products and services.


Our HealthCard Members


     Our members generally are part of the following categories of individuals and organizations:

     o uninsured-individuals who cannot or do not wish to incur the expense of traditional health insurance, especially part-time and temporary employees, recently graduated students and the self-employed;
     o underinsured-individuals covered by a health plan with limited coverage, high deductibles and/or co-insurance limits, or needing family coverage;
     o insured-individuals seeking providers outside their present health plans or interested in filling gaps in their coverage;
     o uninsurable-individuals who are not eligible for health insurance because of medical history, profession, lifestyle or other reasons;
     o smaller groups-including small businesses, chambers of commerce, employers of temporary or part-time personnel and other businesses seeking affordable health benefits for their employees in order to promote employee loyalty and differentiate their companies in the marketplace;
     o associations-including service organizations and trade groups seeking to increase membership and promote member/customer loyalty by providing or offering a discount health benefit.

HealthCard Primary Medical Services


     We offer a network of 450,000 physicians and 6,500 hospitals that provide a full range of discounted medical services throughout the United States. Almost 75% of the acute care hospitals in the United States are members of our network, including some of the better known cardiac and transplant hospitals. Our network consists of over 200 medical specialties, including:

      o   chemical dependency;
      o   counseling and rehabilitation;
      o   chiropractic care;
      o   infertility;
      o   marriage and family counseling;
      o   nutrition;
      o   pain management;
      o   psychiatry;
      o   psychology;
      o   plastic surgery;
      o   podiatry;
      o   preventative medicine;
      o   sleep disorder therapy; and
      o   speech therapy.

     In order to obtain discounts from physicians and hospitals, our members complete a payment pre- authorization process which will make their medical visit identical to other medical payment plans, such as insurance plans, HMOs and the like. Members select a provider from our network, make an appointment and request an estimate of fees for the anticipated procedure. The member then calls IMC, our contract partner, to arrange for prepayment using a major credit card. IMC sends the provider a referral guaranteeing payment based upon a "hold" we have placed on the member's credit card. The member makes no payment to the provider at the time services are rendered but simply presents his membership card. The provider bills IMC, and IMC pays the provider and charges the discounted amount to the member's credit card. The member subsequently receives a statement of savings indicating the original amount billed, the amount charged after savings were applied, and the total amount saved.


Ancillary HealthCard Services


     Our HealthLink discount card provides ancillary healthcare services including:

     Dental. Our dental services and products are designed to provide our members with discounts of 10% to 40% on dental examinations and dental products from over 14,300 dentists throughout the United States.

     Chiropractic. Our chiropractic services are designed to provide our members with discounts of 20% to 50% on chiropractic examinations and related chiropractic services from over 4,700 chiropractors throughout the United States.

     Hearing. Our hearing services are designed to provide our members with discounts starting at 10% on hearing examinations and hearing products from over 1,700 hearing specialists throughout the United States.

     Eye Care. Our eye care services are designed to provide our members with discounts of 20% to 75% on eye examinations, contact lenses, eyeglass frames and lenses and eye surgery from over 9,100 eye care specialists throughout the United States.

     Pharmacy. Our pharmacy plans include discounts of 20% to 25% on drugs from over 14,000 mail order pharmacies.

     Nurse Information. We provide toll-free telephone access to experienced registered nurses, 24 hours a day, 365 days per year. Our nurses are an immediate and reliable source of health and medical information, education and support.

     The purpose of the nurse information service is to give our members information to assist them in making decisions about their healthcare. In addition to providing information that may prevent unnecessary trips to the emergency room, trained nurses assist members in connection with:

     o help with minor and emergency situations and general information on all types of health and medical concerns supported by an audio health library;
     o self-care information and solutions based on physician-approved guidelines;
     o information about prescription and over-the-counter medication usage and interaction; and
     o information on non-medical support groups from a comprehensive national database.

     Legal Services. Our discount card also provides members with discounts for consumer legal services provided by a network of over 7,000 attorneys throughout the United States.


Advantages of the HealthLink Discount Card


     Advantages to Members. In addition to providing access to healthcare products and services on a discounted basis, we believe our discount healthcare cards are attractive to members because of their flexibility and ease of use. Membership in our healthcare programs is unrestricted and provides benefits to individuals who, because of their medical history, age or occupation, are unable to obtain health insurance. The cards cover each person in the member's immediate family and can be used as often as each participant wishes. In addition, unlike many insurance or managed care programs, members have no paperwork or claims to prepare and no waiting periods.

     Advantages to Providers and Networks. We believe that physicians, hospitals and other healthcare providers are attracted to our programs because the programs increase their customer base. Although members generally pay fees and charges less than those of non-members, the incremental business from members offers an additional source of revenue to the providers, with little or no increase in their overhead costs. In addition, we believe that our programs are attractive to provider networks because they increase the likelihood that providers will affiliate with these provider networks in order to have access to more members.

     Advantages to Sponsors. We believe that our discount cards are attractive to sponsors, that is, organizations with larger memberships or employee bases that offer healthcare cards to their members or employees. We believe that our cards assist sponsors in their efforts to attract and retain employees by enabling them to offer a more complete healthcare benefits package. Similarly, as competition between HMOs for participants intensifies, we believe that our cards will enable HMOs to offer a more complete array of potential healthcare benefits. Due to the low cost of the cards, sponsors may offer them to part-time employees, who often are not eligible for healthcare benefits offered to full-time employees. Moreover, because the cards are discount cards and not an insurance product, sponsors can offer discounts to their employees or members without bearing any economic risk in excess of the annual cost of the card.

HealthCard Sales and Marketing


     We intend to market our benefit savings plans:


     Through Purchase Plus. In January 2000 we entered into a two year agreement with Purchase Plus under which we provide the ancillary benefits portion of our benefit savings plan to members of Purchase Plus for a set annual fee per member. Purchase Plus purchases the program from us, adds a service charge for handling and sells the program directly to its members. Under the agreement, Purchase Plus is required to purchase 100,000 discount cards from us during the first year of the agreement. Thereafter, the agreement may be cancelled by either party on 90 days notice to the other. Purchase Plus is a network marketing company with over 50,000 sales associates throughout the United States owned by Everett Eugene Armold, who is married to Cleone W. Armold, a principal stockholder, officer and director of our company. The agreement is cancellable by either party on 30 days' notice.


     Through the Internet. We have completed the development of English and Spanish language healthcare benefits Internet Web site at www.healthlinkintl.com which is accessible to healthcare providers, sponsors and members. Those accessing the Web site are or soon will be able to review:

     o     our benefit savings plans;
     o     a list of our benefits providers and their locations;
     o     products and services provided by our providers;
     o     discounts available to members for services and products; and
     o     special promotions.


Individuals accessing our Web site can also purchase one of our benefit savings plans by filling out an application online.


     We also use banner-style advertisements on drkoop.com, a Web site devoted to providing consumer medical information and the sale of medical products and services to the public.

     By Developing New Programs. By the fourth quarter of 2000, we intend to develop new benefits savings plans for sale to affinity groups such as large corporations, small business and trade associations and charitable organizations. Under an affinity card arrangement, the sponsor would be able to custom design and place its or our name on the discount card. In either event, we would provide access to our networks, as well as all required fulfillment services. We believe that affinity or private label cards will be attractive to some sponsors because the cards will enable them to more closely identify themselves with the benefits provided to their member. Moreover, we believe that the preexisting relationship, or affinity, between the sponsor and its employees or members will enhance the likelihood that the employee or member will purchase our card.

     Through Our In-house Marketing Staff. By the fourth quarter of 2000, we intend to establish an in-house marketing staff to market our benefit savings plans to other large sponsors, such as insurance carriers, third party administrators, HMOs, preferred provider organizations and unions.

     We expect that these sponsors will either fund the healthcare plans on behalf of their members or employees so that every eligible individual in the organization becomes a member or offer the plans to their members or employees as an option where each individual will be responsible for purchasing the plan discount card and paying the annual fee either directly or through a payroll deduction plan. We also expect to market the plan directly to members of sponsors, particularly in cases where a sponsor offers plan benefits as an unpaid option to its members.

Competition Among Discount Healthcare Plans


     Our discount healthcare plans compete with the products of various cost containment marketing organizations for a portion of the health benefit dollars allocated by various organizations for employee medical benefit programs. These organizations include:


     o    preferred provider organizations;
     o    HMOs;
     o    healthcare membership programs;
     o    retail pharmacies;
     o    mail order prescription companies; and
     o other ancillary healthcare insurance programs for members and providers.


     With respect to our dental, chiropractic, hearing, eye care and pharmaceutical products, we compete for sponsors, members and providers, depending on the geographic area or market, with various entities that have developed discount membership cards which provide national ancillary medical benefits coverage, including AT&T, CUC International, and J.C. Penney, and entities that have developed discount membership cards which provide regional coverage only. We also compete with various organizations which provide services and products in specific areas of ancillary healthcare, such as pharmaceutical services. Most of our competitors have longer operating histories and have significantly greater financial, marketing and administrative resources than we.


Our Eden River Nutritional Supplements

     The nutritional supplements industry includes manufacturers and distributors of products that are generally intended to enhance the body's performance and well being. Nutritional supplements include:

     o    vitamins;
     o    minerals;
     o    dietary supplements;
     o    herbs;
     o    botanicals; and
     o    compounds derived from the above.

     The nutritional supplements industry has experienced substantial growth since the adoption of the Dietary Supplement Health and Education Act of 1994. This act allows vendors of dietary supplements to educate consumers regarding the effects of certain ingredients. According to the Nutrition Business Journal Annual Industry Overview, 1997 dietary supplement sales in the United States increased by 13% and totaled approximately $12.6 billon. We believe the growth in the nutritional supplement market is driven by several factors, including:

     o the general public's heightened awareness and understanding of diet and health;
     o the aging population, particularly the baby-boomer generation, which is more likely to consume nutritional supplements;
     o    product introductions in response to new scientific research; and
     o    the nationwide trend toward preventive medicine.

     Nutritional supplements are sold primarily through:

     o mass market retailers, including drug stores, supermarkets and discount stores;
     o    health food stores;
     o    mail order companies; and
     o    direct sales organizations.

     In the past decade, direct selling has grown as a means to distribute products due to advancements in technology and communications. Network marketing is a type of direct selling and represents the business operations of Purchase Plus, an affiliated company with which we have entered into a marketing agreement to sell our nutritional supplements. The distribution of products through network marketing has grown significantly in recent years. According to the "Survey of Attitudes toward Direct Selling," prepared by Wirthlin Worldwide, food, nutrition and wellness products are among the three categories experiencing the greatest gains in the direct selling industry since 1976. According to this survey, approximately 51% of the American public has purchased products or services from a direct selling company at some point in the past, with 29% of those having made such a purchase in the last twelve months. Further, four in ten adult Americans have expressed an interest in direct selling as a method of buying products and services and 23% of those who have never purchased products and services from direct selling companies are interested in direct selling. We believe we can take advantage of growth in both direct sales and the demand for nutritional supplement products.

Products




     In Feburary 2000 we began marketing a line of four nutritional products under our "Eden River" trademark. These products contain a proprietary ingredient extracted from bovine cholestrum combined with whey along with antioxidants and vitamins, and are intended to improve the human immune response.

     Our four nutritional products, all of which include bovine cholestrum and whey, are:

     o Eden River Immune Daily - a daily supplement that includes vitamins and minerals.
     o Eden River Immune Antioxidant - a daily supplement that includes antioxidant vitamins, such as vitamins A, C and E and beta carotene.
     o Eden River Immune 9.1.1 - a supplement that includes ginseng and echinacea to be used when greater demand is placed on the immune system, such as by illness or fatigue.
     o Eden River Pure Relief - a supplement that includes stinging nettles, panthothenic acid and adrenal tissue to be used to alleviate symptoms associated with airborne irritants.

Product Distribution

     Our Eden River nutritional products are marketed through Purchase Plus' network marketing system consisting of over 50,000 sales associates throughout the United States. We have a three year agreement with Purchase Plus under which Purchase Plus has agreed to buy at least 15,000 units of each of the four products from us each three months. We, in turn, have granted Purchase Plus the exclusive network marketing rights to the Eden River products. We believe network marketing is an effective vehicle to distribute our products for the following reasons:


     o it allows us to explain the benefits of our products in a person-to-person, educational setting;
     o    it allows potential consumers to actually test our products;
     o there is a greater impact on the consumer from associate and consumer testimonials;
     o it allows us to continue to build a base of potential consumers for additional products;
     o sales associates can provide high levels of customer service and attention by following up on sales to ensure proper product usage and customer satisfaction; and
     o    sales associates' contact with customers generates repeat purchases.


     In the future, we will offer our nutritional products under other trade names and through private label arrangements.


Licensing and Production


     In February 2000 we acquired exclusive United States rights for a period of three years, with an additional five year option, to manufacture and market our Eden River line of nutritional products from Quantum Research, Inc., a non-affiliate. Quantum has selected TwinLabs, a large supplement and vitamin manufacturer to manufacture the products in quantities determined by us. Under our agreement with Quantum we are required to purchase a minimum of 60,000 units of each of the four products which represents approximately $1,600,000 of purchases annually. We also pay $.50 per bottle for medical consulting services provided to us by a non affiliated physician who lectures and publishes articles on bovine cholestrum extract.

     The bovine cholestrum extract included in our nutritional supplements is provided to Quantum by a non affiliated supplier. Although currently a sole supplier, Quantum has indicated it could obtain bovine cholestrum from other suppliers if necessary. If Quantum or its supplier is unable to supply us with the products, we also have the right under our agreement to manufacture the products elsewhere, subject to our ability to obtain the formulation for the bovine cholestrum extract.


Government Regulation

     The delivery of our discount health care products and services is subject to federal, state and local regulation, including:

     o    the prohibition of business corporations from providing medical care;
     o    the fraud and abuse provisions of the Medicare and Medicaid statutes;
     o    state laws that prohibit referral fees and fee splitting; and
     o regulations applicable to insurance companies and organizations that provide healthcare services.

     In the United States, sale of nutritional supplements is regulated by laws, governmental regulations, and other legal requirements at the federal, state and local levels. These regulations address, among other things:

     o how we make, package, label, distribute, import, sell and store our products;
     o    what we put in our products;
     o    what we claim our products do for the human body; and,
     o    how we advertise.

     One or more of these governmental agencies regulate our business or our products.

     o    Food and Drug Administration;
     o    Federal Trade Commission;
     o    Consumer Product Safety Commission;
     o    Department of Agriculture;
     o    Postal Service; and
     o various agencies of state and local governments where our products are manufactured, distributed and sold.

     The Food and Drug Administration regulates the formulation, manufacture, packaging, storage, labeling, promotion, distribution and sale of nutritional supplements. The Food and Drug Administration has also published a Notice of Advanced Rule Making expected to cover manufacturing practices for dietary supplements, but it has not yet issued a proposed rule.

     The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements. We believe this act is generally favorable to the dietary supplement industry. The legislation creates a new class, by statute, of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. This legislation grandfathers, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement which contains a dietary ingredient that was not on the market before October 15, 1994 must provide evidence establishing that the supplement is reasonably expected to be safe. Manufacturers of dietary supplements which make a "statement of nutritional support," thereby describing certain types of product performance characteristics, must:

     o    have evidence that the statement is truthful and not misleading;
     o    make a disclaimer in the statement itself; and
     o notify the Food and Drug Administration of the statement no later than 30 days after the statement is first made.

     Our nutritional supplements will be classified as dietary supplements under the Federal Food, Drug and Cosmetic Act. In September 1997, the Food and Drug Administration issued regulations governing the labeling and marketing of dietary supplement products. These regulations cover:

     o the identification of dietary supplements and their nutrition and ingredient labeling;
     o the wording used for claims about nutrients, health claims and statements of nutritional support;
     o labeling requirements for dietary supplements for which "high potency" and "antioxidant" claims are made;
     o    notification procedures for statements on dietary supplements; and
     o premarket notification procedures for new dietary ingredients in dietary supplements.

     The notification procedures became effective in October 1997, while the new labeling requirements did not become effective until March, 1999. We will be required to provide evidence for our product performance claims, and to notify the Food and Drug Administration of any types of performance claims made for our products. Our substantiation program will involve compiling and reviewing the scientific literature pertinent to the ingredients contained in our products.

     In certain markets, including the United States, claims made with respect to dietary supplements may change the regulatory status of the products. For example, in the United States, the Food and Drug Administration could possible take the position that claims made for some of our products make those products new drugs requiring preliminary approval. The Food and Drug Administration could also place those products within the scope of a Food and Drug Administration over-the-counter drug monograph. Over-the-counter monographs dictate permissible ingredients, appropriate labeling language and require the marketer or supplier of the products to register and file annual drug listing information with the Food and Drug Administration. If the Food and Drug Administration asserts that product claims for our products caused them to be new drugs or fall within the scope of over-the-counter monographs, we would be required to either file a New Drug Application, comply with the applicable monographs or change the claims made in connection with the products.


     Dietary supplements are subject to the Nutrition, Labeling and Education Act which regulates health claims, ingredient labeling and nutrient content claims characterizing the level of a nutrient in the product. This act prohibits the use of specific health claims for dietary supplements unless the health claim is supported by significant scientific evidence and is pre-approved by the Food and Drug Administration.


     The Federal Trade Commission regulates the marketing practices and advertising of our products. In the past several years, the Federal Trade Commission instituted enforcement actions against several dietary supplement companies for false and misleading marketing practices and advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. The Federal Trade Commission requires reasonable evidence proving product claims at the time that the claims are first made. The failure to have this evidence when product claims are first made violates the Federal Trade Commission Act. We cannot assure you that the Federal Trade Commission will not question our advertising or other operations in the future.

     We cannot predict the content of any future laws, regulations, interpretations or applications, nor can we predict how new or different governmental regulations or orders could hurt our business in the future. These regulations could, however:

     o    require us to change the contents of our products;
     o    make us keep additional records;
     o make us increase the available documentation of the properties of our product ingredients, safety or usefulness.

     Any or all of such  requirements  could become a costly  burden.

Competition in the Nutritional Supplements Industry

     The nutritional supplements industry is large and intensely competitive. We compete directly with companies that manufacture and market nutritional products including:

     o    Rexall Showcase International;
     o    Rexall Sundown;
     o    General Nutrition Companies, Inc.;
     o    Solgar Vitamin and Herb Company, Inc.;
     o    Twinlab Corporation;
     o    Weider Nutrition International, Inc.; and
     o    Mannatech, Incorporated.


     Most of our competitors in the nutritional supplements market have longer operating histories, are more well-known and have greater financial resources than us. Also, nutritional supplements are offered for sale in a wide variety of retail stores, including supermarkets and health food stores. While we believe that consumers appreciate the convenience of ordering products from home through a sales person, the buying habits of many consumers who are used to purchasing products through traditional retail methods are difficult to change. The number of our products is small compared to the large variety of products offered by many other nutritional product companies.


Employees


     At February 29, 2000, we had six full time employees, including our executive officers.


Facilities

     We sublease from Purchase Plus Buyers Group, Inc., an affiliate, approximately 1,567 square feet of executive office space on a month-to-month basis in Westerville, Ohio, for $1,639 per month. We believe the lease terms are fair, reasonable and consistent with lease terms offered by nonaffiliates in the same market area. We further believe that the office space is suitable for our current needs and that we carry adequate insurance coverages on the premises.

                                 OUR MANAGEMENT

Officers and Directors

     Information concerning each of our executive officers and directors is set forth below:

Name                           Age                   Position
----                           ---                   --------

Nicholas G. Venetis            49         Chief Executive Officer, President
                                          and Director


Sheldon R. Lefkowitz           61         Executive Vice President


Cleone W. Armold               49         Secretary and Director


Donald M. Pedersen             42         Chief Financial Officer and Director


Paul D. Martin                 53         Director

Charles R. Bruce               49         Director


     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the board of directors. Our audit committee consists of Messrs. Pedersen, Martin and Bruce and our Compensation Committee consists of Mrs. Armold and Messers Martin and Bruce.

     Nicholas G. Venetis joined us as our Chief Executive Officer, President and a director in September 1999. From January 1995 to September 1999, he was President, Chief Executive Officer and a director of Micrys, Inc., a privately-held company engaged in semiconductor design. Mr. Venetis earned a BS degree in Business Administration, with a major in accounting, from The Ohio State University. He has over 17 years of senior management experience in business startups, corporate finance and as an executive officer and director of a public company. His business experience includes implementation and management of worldwide product distribution, strategic investments, joint ventures, product development and license agreements with a number of multinational corporations.

     Sheldon R. Lefkowitz joined us as our Executive Vice-President in February, 2000. Mr. Lefkowitz earned an undergraduate degree in accounting from the Wharton School, University of Pennsylvania and a graduate degree in law from the Harvard Law School. Early in his career, Mr. Lefkowitz worked in the tax departments of Arthur Andersen & Co., a national accounting firm, and Wolf, Block, Schorr & Solis-Cohen, a major Philadephia law firm. From 1971 to 1997 he made a career as an investor and entrepreneur, either alone or in partnership with others, participating as an equity owner with emerging companies in their growth and development stage. His focus included identifying potential growth companies, investing and/or securing required capital, participating in major corporate decisions, and performing the functions of chief financial officer. From April 1997 to September 1999 Mr. Lefkowitz was chief Financial Officer of Micrys, Inc., a privately-held company engaged in semiconductor design.


     Cleone W. Armold joined us as our Secretary and a director in April 1999. Since 1997, Ms. Armold has been Vice President of Operations for Purchase Plus, an affiliate, and from 1986 to 1994, was Vice President of Con-Trak Development Corporation, an Ohio-based construction company. She has also been Chief Executive Officer of Simba Financial, Inc. a privately held investment company since 1994. She earned an associate degree from Brigham Young University.

     Donald M. Pedersen joined us as our Chief Financial Officer and a director in November 1999 and joined Purchase Plus as its Chief Financial Officer at the same time. From 1996 to July 1999, he was Vice President of Finance for JD Services, a privately-held telecommunications company, where he acted as the company's senior financial officer, responsible for managing the accounting departments, legal and accounting compliance matters, including preparing the company for an initial public offering, negotiations with investment bankers and development of corporate strategies. From 1989 to 1996, Mr. Pedersen was the Chief Financial Officer and Chief Operating Officer of PAAC, Inc., a nonprofit corporation engaged in environmental improvement projects. He earned a B.A. degree in finance from the University of Utah and an MBA degree from the University of Phoenix. Mr. Pedersen devotes approximately 25% of his time to our affairs and 75% of his time to the affairs of Purchase Plus.

     Paul D. Martin joined us as a director in June 1999. Since 1994, he has been Chief Financial Officer of the Mid-Rivers market area for AON, a multinational insurance brokerage firm. From 1987 to 1992, he was the Chief Operating Officer of Willis Corrdon, an international insurance brokerage firm, and from 1979 to 1981, he was Chief Executive Officer of Reliable Insurance Company, a Missouri-based life insurance provider. He earned a B.S. degree from the University of Missouri.

     Charles R. Bruce joined us as a director in July 1999. Since July 1999, he has been Chief Executive Officer of Nubix Corp., a franchise and marketing company owned by Everett Eugene Armold, the husband of Cleone W. Armold. From 1994 to June 1999, he was Vice President of International Marketing for Wendy's and from 1986 to 1994 was Vice President of Marketing for the International Pizza Hut Franchise Holders Association. From 1978 to 1986, he was Export Sales and Marketing Manager for The Coleman Company. He earned a B.A. degree from Kansas State University.

Executive Compensation


     None of our executive officers or directors were paid compensation for services in 1998. In 1999 none of our executive officers received total compensation in excess of $100,000. Mr. Venetis' joined us in September 1999 and received compensation in 1999 of $18,750. We do not have employment agreements with any of our executive officers.


     Our outside directors receive $250 for each Board meeting attended, are reimbursed for out-of-pocket expenses in attending board meetings and may be issued stock options in the future on an annual basis as compensation for serving as directors. We have no plans to issue any other form of compensation to officers or directors, other than officers' salaries.

Stock Option Plan

     We have a stock option plan which provides for the grant of options intended to qualify as "nonqualified stock options" within the meaning of
Section 422 of the United States Internal Revenue Code of 1986 (the "Code").

     The purposes of the plan are to attract and retain the best available personnel, to provide additional incentives to our employees and to promote the success of our business.


     We have reserved 1,000,000 shares of common stock for issuance under the plan, which is administered by our board of directors. Under the plan, the board determines which individuals will receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option and the option price.


     The per share exercise price of the common stock subject to options must not be less than the fair market value of the common stock on the date the option is granted. The stock options are subject to anti-dilution provisions in the event of stock splits, stock dividends and the like.

     No stock options are transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option is only exercisable by the optionee. The exercise date of an option granted under the plan must not be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding. To date, no options have been granted under the plan.

                           OUR PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the holdings of common stock by (1) each person who holds of record or is known by us to hold beneficially or of record, more than 5% of our common stock, (2) each director, and (3) all officers and directors as a group. The address of each person is in care of our address at 929 Eastwind Drive, Suite 225, Westerville, Ohio 43081.


                                                          Percent                  Percent
                                       Shares             of Class                 of Class
          Name                          Owned         Prior to Offering         After Offering
          ----                          -----         -----------------         --------------


   Nicholas G. Venetis                 150,000               2.5%                     2.1%
   Cleone W. Armold                  4,764,224              80.5%                    66.9%
   Donald M. Pedersen                      -0-               0  %                       0%
   Paul D. Martin                       17,242                .3%                      .2%
   Charles R. Bruce                      4,310                .1%                      .1%
   All executive officers and
     directors as a group
     (6 persons)                     4,935,776              83.4%                    69.3%


                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS


     In July 1999 we entered into an agreement with Purchase Plus, a network marketing company owned by Everett Eugene Armold, under which Purchase Plus has agreed that in 2000 it will purchase 100,000 of our discount cards, which offer only our ancillary services, for $40 per card and will prepay the first 10,000 cards in consideration of our agreement not to offer our discount cards to any other network marketing organization. Everett Eugene Armold, who controls Purchase Plus, is the husband of Cleone W. Armold, one of our directors. Two of our officers and directors, Ms. Armold and Mr. Pedersen, are also officers and directors of Purchase Plus.

     In April 1999, we purchased 350,000 shares of Longport, Inc. common stock for $1.00 per share. The quoted market price of these shares at December 31, 1999 was $3.28 per share or a total of $1,148,350. There are no other affiliations or arrangements between Longport and us.


     We lease 1,567 square feet of office space from Purchase Plus Buyers Group, Inc. on a month-to-month lease for $1,639 per month.


     Between April and December, 1999 Everett Eugene Armold and Cleone W. Armold gratuitously contributed an aggregate of $712,664 to our capital.

     In October 1999, Simba Financial Incorporated provided us with a $500,000 line of credit to finance our operating expenses and working capital. Funds advanced under the line of credit will bear interest at 10% per annum and are due for repayment on December 31, 2000. As of this date, no funds have yet been advanced to us under the line of credit.

     The Company had an account payable to Purchase Plus of $242,000 at December 31, 1999.


     In our opinion, the transactions described above were on terms no less favorable than those which could have been obtained from unaffiliated third parties. All future related party transactions will be approved by a majority of disinterested directors.

                          DESCRIPTION OF OUR SECURITIES

Common Stock


     We are authorized to issue 100,000,000 shares of $.001 par value common stock, of which 5,919,914 shares are currently outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, and cumulative voting is not permitted. Upon issuance, shares of common stock are not subject to further assessment or call. Subject to the prior rights of any series of preferred stock that may be issued by us in the future, holders of common stock are entitled to receive ratably such dividends that may be declared by the board of directors out of funds legally available therefor and are entitled to share ratably in all assets remaining after payment of liabilities in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The outstanding common stock is fully paid and nonassessable.


     We have not paid dividends on our common stock since inception and do not plan to pay dividends in the foreseeable future. Any earnings will be retained to finance growth.



Preferred Stock

     Our articles of incorporation authorize the issuance of up to 1,000,000 shares of no par value preferred stock with such rights and preferences as may be determined from time to time by our board of directors. Accordingly, under the articles of incorporation, the board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease of the value or market price of the common stock and could further be used by the board of directors as a device to prevent a change in our control. We have no other anti-takeover provisions in our articles of incorporation or bylaws. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

Shares Eligible for Future Sale

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.


     Upon completion of this offering, we will have outstanding 7,169,914 shares of common stock. Of these shares, the 1,200,000 shares sold in the offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, generally, our officers, directors or 10% stockholders.

     The remaining 5,969,914 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. A total of 5,737,156 shares may be sold under Rule 144 between March and July 2000, 182,758 shares may be sold commencing November 2000 and the remaining 50,000 shares may be sold in February 2002. Sales of restricted securities in the public market, or the availability of such securities for sale, could adversely affect the market price of the common stock.

     In connection with the offering, substantially all of our stockholders have agreed not to sell 90% of their shares into the public market for a period of one year from the date of this prospectus, without the written consent of the representative. The remaining 10% of their shares may be sold after six months from the date of the prospectus.


     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of common stock then outstanding, which will amount to 71,199 shares immediately after the offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Transfer Agent

     Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent. The transfer agent's address is 3200 Cherry Creek Drive South, #430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

Limitation on Liability

     Our bylaws provide our directors, officers, employees and agents with substantial protection against personal liability related to actions taken in their capacity as our representatives. The effect of these provisions is that we may be required to pay reasonably incurred expenses such as attorney's fees, judgments, penalties, fines and amounts paid in settlements associated with work related actions, suits or proceedings. We must pay these expenses if we find that the individual acted in good faith and in our best interests.





                                  UNDERWRITING

     Subject to the terms and conditions of our underwriting agreement, the underwriters named below, for whom Spencer Edwards, Inc. is acting as representative, have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name below:

                                                              Number of
       Underwriters                                             Shares
       ------------                                           ---------

    Spencer Edwards, Inc. ..............................
                                                              ---------
        Total                                                 1,200,000
                                                              =========

     Our underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from our counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

     We have been advised by the representatives that the underwriters propose to offer the shares of common stock directly to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow selected dealers a concession of not more than $______ per share, and the underwriters may allow, and such selected dealers may reallow, a concession of not more than $______ per share, to other dealers. After the initial public offering of the shares, the public offering price and other selling terms may be changed by the representative. No change in such terms shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     We have granted an option to the underwriters, exercisable for a period of 45 days after the date of this prospectus, to purchase up to an additional 180,000 shares of common stock at the same price per share as the initial shares to be purchased by the underwriters to cover overallotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportion as set forth in the above table.

     The representative of the underwriters have advised us that it does not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the underwriters.

     We have agreed to pay the representative a nonaccountable expense allowance equal to 3% of the aggregate price of the shares of common stock offered hereby, including shares of common stock underlying the overallotment option. The representative's expenses in excess of the nonaccountable expense allowance, including legal expenses, will be borne by the representative.

     We have agreed to issue to the representative at the closing of the offering warrants to purchase up to 120,000 shares of common stock at an exercise price per share equal to 120% of the initial per share public offering price, or $7.20 per share. The representative's warrants are exercisable for a period of four years beginning one year from the date of this prospectus.

     The holders of the representative's warrants will have no voting, dividend or other shareholder rights until the representative's warrants are exercised. The terms of the representative's warrants were established as the result of negotiations between the representative and us. If the representative's warrants are exercised, the representative may realize additional compensation. By their terms, the representative's warrants will be restricted from sale, transfer, assignment or hypothecation, except to persons that are officers, but not directors, of the representative. The number of shares covered by the representative's warrants and the exercise price are subject to adjustment to prevent dilution. In addition, we have granted rights to the holders of the representative's warrants to register the representative's warrants and the common stock underlying the representative's warrants under the Securities Act.

     Total compensation to the representative and the underwriters is as follows:

     o    Commissions - $.60 per share of common stock sold;
     o Nonaccountable expense allowance - $.18 per share of common stock sold; and
     o Warrants to purchase up to 120,000 shares of common stock at $7.20 per share.

     Substantially all of our stockholders have entered into lock-up agreements with Spencer Edwards which provide that they will not offer, sell or otherwise dispose of 90% of their common stock in the public market for a period of one year from the date of the prospectus without the prior written consent of Spencer Edwards. The remaining 10% of their shares may be sold after six months from the date of the prospectus. Spencer Edwards has no present intention to release the locked-up shares prior to expiration of the one year period although Spencer Edwards may release the locked-up shares prior to expiration of such period. The granting of any release would be conditioned, in the judgment of Spencer Edwards, on such sale not materially adversely impacting the prevailing trading market for the common stock on the Nasdaq SmallCap Market. Specifically, factors such as average trading volume, recent price trends, and the need for additional public float in the market for the common stock would be considered in evaluating such a request.

     Prior to the offering, there has been no established trading market for the common stock. Consequently, the initial public offering price for the common stock offered hereby has been determined by negotiations between the representative and us. Among the factors considered in such negotiations were:




     o    the preliminary demand for the common stock;
     o    the prevailing market and economic conditions;
     o    our results of operations;
     o    estimates of our business potential and prospects;
     o    the present state of our business operations;
     o    an assessment of our management'
     o    the market valuation of comparable companies in related businesses;
          and
     o    the current condition of the markets in which we operate.


     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market after the offering at or above the initial public offering date.

     The representative has advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

     The underwriting agreement provides that we will indemnify the underwriters and their controlling persons against liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in this respect.


                                 LEGAL MATTERS


     Certain legal matters in connection with the offering will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado. Michael J. Tauger has acted as counsel to the representative. Mr. Agron and Mr. Tauger maintain separate law practices, although they share office space and from time to time may represent the same client on a project or may refer clients to each other.


                                     EXPERTS


     Our financial statements for the years ended December 31, 1999 and 1998 have been included in this prospectus in reliance on the report of Angell & Deering, independent public accountants, as given upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, covering the common stock and warrants. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits. For further information with respect to our company and our securities, reference is made to the Registration Statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

     We will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission. Copies of these materials may be obtained at prescribed rates from the Commission at its address above. The reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission's Web site at www.sec.gov.

     We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our board of directors.

                         HEALTHLINK INTERNATIONAL, INC.

                          INDEX TO FINANCIAL STATEMENTS




Financial Statements                                                      Page
--------------------                                                      ----

  Independent Auditors' Report .......................................     F-2

  Balance Sheet as of December 31, 1999 ..............................     F-3

  Statements of Operations for the years ended December 31,
   1999 and 1998 .....................................................     F-4

  Statements of Changes in Stockholders' Equity for the
   years ended December 31, 1999 and 1998 ............................     F-5

  Statements of Cash Flows for the years ended December 31,
   1999 and 1998 .....................................................     F-6

  Notes To Financial Statements ......................................     F-7

                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors
HealthLink International, Inc.


We have audited the accompanying balance sheet of HealthLink International, Inc. as of December 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthLink International, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.




                                                   Angell & Deering
                                                   Certified Public Accountants

Denver,  Colorado
February 24, 2000, except for
the last paragraph of Note 9 as
to which the date is March 1, 2000

                         HEALTHLINK INTERNATIONAL, INC.
                                  BALANCE SHEET


                                     ASSETS
                                     ------

                                                                    December 31,
                                                                       1999
                                                                    ------------
Current Assets:
  Cash and cash equivalents                                         $    29,402
  Prepaid expenses                                                      255,000
                                                                    -----------

     Total Current Assets                                               284,402
                                                                    -----------

Other Assets:
  Deferred offering costs                                               151,151
  Marketable securities                                               1,148,350
                                                                    -----------

     Total Other Assets                                               1,299,501
                                                                    -----------

     Total Assets                                                   $ 1,583,903
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
  Accounts payable:
    Trade                                                           $    24,126
    Related entities                                                    242,000
  Deferred revenue                                                      248,936
                                                                    -----------

     Total Current Liabilities                                          515,062
                                                                    -----------

Commitments and Contingencies                                              --

Stockholders' Equity:
  Preferred stock: no par value, 1,000,000 shares
   authorized, none issued or outstanding                                  --
  Common stock: $.001 par value, 100,000,000 shares
   authorized, 5,919,914 shares issued and outstanding                    5,920
  Additional paid in capital                                          1,260,710
  Retained earnings (deficit)                                          (996,139)
  Accumulated other comprehensive income                                798,350
                                                                    -----------

     Total Stockholders' Equity                                       1,068,841
                                                                    -----------

     Total Liabilities and Stockholders' Equity                     $ 1,583,903
                                                                    ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                         HEALTHLINK INTERNATIONAL, INC.
                            STATEMENTS OF OPERATIONS


                                                            Year Ended
                                                            December 31,
                                                  ------------------------------
                                                      1999              1998
                                                  -----------        -----------

Net sales                                         $   282,401        $     8,242

Cost of sales                                         236,145              6,917
                                                  -----------        -----------

     Gross Profit                                      46,256              1,325
                                                  -----------        -----------

Operating Expenses:
 General and administrative                           280,857              1,250
 Stock compensation                                   553,986               --
 Research and development                             210,000               --
                                                  -----------        -----------

     Total Operating Expenses                       1,044,843              1,250
                                                  -----------        -----------

     Operating Income (Loss)                         (998,587)                75
                                                  -----------        -----------

Other Income (Expense):
 Interest and dividend income                           3,500               --
                                                  -----------        -----------

     Total Other Income (Expense)                       3,500               --
                                                  -----------        -----------

Income (Loss) Before Provision
 For Income Taxes                                    (995,087)                75

Provision for income taxes                               --                 --
                                                  -----------        -----------

Net Income (Loss)                                 $  (995,087)       $        75
                                                  ===========        ===========

Net Income (Loss) Per Share of
 Common Stock:
  Basic                                           $      (.17)       $      --
  Diluted                                         $      (.17)       $      --
Weighted Average Number of Common
 Shares Outstanding:
  Basic                                             5,919,914          5,919,914
  Diluted                                           5,919,914          5,919,914








                     The accompanying notes are an integral
                       part of these financial statements.

                                                   HEALTHLINK INTERNATIONAL, INC.
                                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                                        Accumulated
                                                           Common Stock      Additional   Current Years    Retained        Other
                                                           ------------        Paid In    Comprehensive    Earnings    Comprehensive
                                                       Shares       Amount     Capital       Income        (Deficit)       Income
                                                       ------       ------     -------       ------        ---------       ------

Balance at December 31, 1997                         5,172,414   $  5,172   $    (5,172)                  $      --      $      --

Net income                                                --         --            --      $        75             75           --
                                                                                           -----------

Total Comprehensive Income                                --         --            --      $        75           --             --
                                                   -----------   --------   -----------    ===========    -----------    -----------

Balance at December 31, 1998                         5,172,414      5,172        (5,172)                           75           --

Capital contributions in cash by a shareholder            --         --         712,644                          --             --

Shares of common stock issued in March
 for services valued at $.0058 per share               518,104        518         2,487                          --             --

Shares of common stock issued in April, May
 and July for services valued at $.058 per share        46,637         47         2,658                          --             --

Shares of common stock issued in November
 for services valued at $3.00 per share                182,759        183       548,093                          --             --

Net loss                                                  --         --            --      $  (995,087)      (995,087)          --

Other comprehensive income, net of tax:
   Unrealized gain on securities                          --         --            --          798,350           --             --
                                                                                           -----------

   Other Comprehensive Income                             --         --            --          798,350           --          798,350
                                                                                           -----------

   Total Comprehensive Income (Loss)                      --         --            --      $  (196,737)          --             --
                                                                                           ===========

Distribution                                              --         --            --                          (1,127)          --
                                                     -----=---   --------   -----------                   -----------    -----------

Balance at December 31, 1999                         5,919,914   $  5,920   $ 1,260,710                   $  (996,139)   $   798,350
                                                     =========   ========   ===========                   ===========    ===========


                                                   The accompanying notes are an integral
                                                     part of these financial statements.

                                                                     F-5



                                    HEALTHLINK INTERNATIONAL, INC.
                                       STATEMENTS OF CASH FLOWS

                                                                      Year Ended
                                                                      December 31,
                                                                 ----------------------
                                                                    1999        1998
                                                                 ---------    ---------
Cash Flows From Operating Activities:
 Net income (loss)                                               $(995,087)   $      75
 Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
    Write off of note receivable                                    88,000         --
    Common stock issued for services                               553,986         --
   Changes in operating assets and liabilities:
    Prepaid expenses                                              (255,000)        --
    Accounts payable                                                24,126         --
    Deferred revenue                                               248,936         --
                                                                 ---------    ---------

          Net Cash Provided (Used) By Operating Activities        (335,039)          75
                                                                 ---------    ---------

Cash Flows From Investing Activities:
 Receivable from related entities                                       75          (75)
 Payable to related entities                                       242,000         --
 Investment in marketable securities                              (350,000)        --
 Advances to corporation                                           (88,000)        --
                                                                 ---------    ---------

          Net Cash (Used) By Investing Activities                 (195,925)         (75)
                                                                 ---------    ---------

Cash Flows From Financing Activities:
 Contributed capital                                               712,644         --
 Distribution to stockholders                                       (1,127)        --
 Offering costs incurred                                          (151,151)        --
                                                                 ---------    ---------

          Net Cash Provided By Financing Activities                560,366         --
                                                                 ---------    ---------

          Net Increase (Decrease) in Cash and Cash Equivalents      29,402         --

          Cash and Cash Equivalents at Beginning of Year              --           --
                                                                 ---------    ---------

          Cash and Cash Equivalents at End of Year               $  29,402    $    --
                                                                 =========    =========

Supplemental Disclosure of Cash Flow Information:
 Cash paid during the year for:
  Interest                                                       $    --      $    --
  Income taxes                                                        --           --



                            The accompanying notes are an integral
                              part of these financial statements.

                                              F-6

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies
   -----------------------------------------------------------
     Organization
     ------------
     HealthLink International, Inc., formerly Commercial Building Systems, Inc., (the "Company") was incorporated in Nevada on November 17, 1994. The Company had no operations until March 1999.

     The Company offers Benefit Savings Plans, which allow holders to pay reduced prices or to receive a savings on health care and other related products and services designed to create a healthy lifestyle. These plans are arranged with an emphasis on health care, and leisure programs for seniors, the handicapped, and students. Members receive a discount benefit card, which they present for verification for membership and point-of-purchase savings. The Company also intends to explore numerous ventures in the health care industry.

     In February 2000, the Company commenced selling dietary supplements and homeopathic remedies formulated by an unrelated corporation.

     Basis of Presentation
     ---------------------
     The financial statements reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the business segment that was transferred to the Company from Purchase Plus Buyers Group, Inc. ("Purchase Plus") as if the Company were a separate entity for all periods presented. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the business segment. Changes in additional paid in capital represent Purchase Plus's contribution of its net investment after giving effect to the net income (loss) of the Company plus net cash transfers to or from Purchase Plus. The Company will begin accumulating its retained earnings on April 1, 1999, the date on which the Agreement with Purchase Plus is effective (Note 9).

     Additionally, the financial statements include allocations of certain Purchase Plus operating expenses relating to the business segment that was transferred to the Company from Purchase Plus. Management believes these allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions using its own resources or purchased services from an unrelated third party.

     The financial statements included herein may not necessarily reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

     Marketable Securities
     ---------------------
     Marketable securities consist of common stock. Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies (Continued)
   ----------------------------------------------------------------------
     Marketable Securities (Continued)
     --------------------------------
     Management determines the appropriate classification of its investments in marketable securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized holding gains and losses are included in earnings. Debt securities for which the Company does not have the intent or ability to hold to maturity and equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

     Revenue Recognition
     -------------------
     Revenue is generally recognized on the sales of products or services when the products are delivered or the services performed, all substantial contractual obligations have been satisfied, and the collection of the resulting receivable is deemed probable.

     Revenue from the sale of Benefit Savings Plans are recorded as deferred revenue and amortized to revenue over the term of the Benefit Savings Plan. The Benefit Savings Plan generally covers a period of thirteen months and the deferred revenue is amortized to revenue over that term.

     Stock-Based Compensation
     ------------------------
     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Company will measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".

     Long-Lived Assets
     -----------------
     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows is less than the carrying amount of the assets. No impairment losses have been identified by the Company.

     Income Taxes
     ------------
     Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

     Rent Expense
     ------------
     The Company leases its office facilities and computer equipment under an operating lease on a month to month basis. Rental expense charged to operations was $7,769 and $-0- for the years ended December 31, 1999 and 1998, respectively.

     Deferred Offering Costs
     -----------------------
     In connection with the Company's proposed public offering (Note 5), costs incurred to complete the offering having been deferred and will be offset

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies (Continued)
   ----------------------------------------------------------------------
     Deferred Offering Costs (Continued)
     ----------------------------------
     against the proceeds of the offering if completed, or charged to expense if the offering is not completed.

     Net Income (Loss) Per Share of Common Stock
     -------------------------------------------
     As of December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

     Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

     The basic and diluted earnings per share are the same since the Company had no options or warrants outstanding in 1999 and 1998.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

     Estimates
     ---------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Marketable Securities
   ---------------------
     Marketable securities are carried on the balance sheet at their market value.

                                                     Unrealized       Market
                                            Cost     Gain (Loss)      Value
                                            ----     -----------      -----
       As of December 31, 1999:
        Available-for-sale securities:
         Equity securities                 $350,000    $798,350     $1,148,350
                                           --------    --------     ----------

         Total                             $350,000    $798,350     $1,148,350
                                           ========    ========     ==========

3. Income Taxes
   ------------
     The components of the provision for income taxes for the years ended December 31, 1999 and 1998 are as follows:

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


3. Income Taxes (Continued)
   -----------------------
                                                             1999         1998
                                                             ----         ----
      Current:
      Federal                                                 $--          $--
      State                                                    --           --
                                                              ---          ---
        Total                                                  --           --
                                                              ---          ---

      Deferred:
      Federal                                                  --           --
      State                                                    --           --
                                                              ---          ---
        Total                                                  --           --
                                                              ---          ---

      Total Provision For Income Taxes                        $--          $--
                                                              ===          ===

     The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:


                                                             1999        1998
                                                             ----        ----
      Federal statutory rate                                 (34)%         34%
      State income taxes, net of federal benefits             (6)           8
      Valuation allowance                                     40           --
      Other                                                   --           --
                                                            ----         ----

      Total                                                   -- %         42%
                                                            ====          ===

     The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

                                                            1999         1998
                                                            ----         ----
      Income taxes at the federal statutory rate          $(338,330)      $ 26
      State income taxes, net of federal benefits           (59,705)         6
      Other                                                  (1,168)       (32)
      Valuation allowance                                   399,203         --
                                                          ---------       ----

      Total                                               $      --       $ --
                                                          =========       ====

     Significant components of deferred income taxes as of December 31, 1999 are as follows:

     Net operating loss carryforward                              $    398,631
                                                                  ------------
     Total Deferred Tax Asset                                          398,631
                                                                  ------------
     Less valuation allowance                                         (398,631)
                                                                  ------------
     Net Deferred Tax Asset                                       $         --
                                                                  ============

     The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. The valuation allowance of $398,631 is maintained on deferred tax assets which the Company has not determined to be more likely than not

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


3. Income Taxes (Continued)
   -----------------------
     realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $398,631. The Company will continue to review this valuation on a quarterly basis and make adjustments as appropriate.

     At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $1,000,000. Such carryforwards expire in the year 2019 for federal purposes.

4. Accumulated Other Comprehensive Income
   --------------------------------------
     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" which the Company adopted in the first quarter of 1998. SFAS No. 130 requires presentation of comprehensive income and its components in the financial statements. Components of other comprehensive income consist of the following:

                                                                  Accumulated
                                               Unrealized            Other
                                             Gains/(Losses)      Comprehensive
                                             on Securities       Income (Loss)
                                             -------------       -------------

     Balance at December 31, 1997             $        --         $        --
     1998 change                                       --                  --
                                              -----------         -----------

     Balance at December 31, 1998                      --                  --
     1999 change                                  798,350             798,350
                                              -----------         -----------

     Balance at December 31, 1999             $   798,350         $   798,350
                                              ===========         ===========

5. Stockholders' Equity
   --------------------
     Amendment to Authorized Common Shares
     -------------------------------------
     In March 1999, the Company's Board of Directors authorized, and the shareholders approved, an amendment of the Company's Articles of Incorporation, to increase the number of authorized shares of common stock from 25,000 to 100,000,000 with a par value of $.001. The Company also authorized 1,000,000 shares of preferred stock with no par value.

     In March 1999, the Company's stockholders returned their 900 shares of common stock, representing all of the outstanding common stock of the Company, in exchange for 30,000,000 newly issued shares of common stock. This transaction has been accounted for as a stock split and all share information and per share data have been retroactively restated for all periods presented to reflect the stock split.

     Stock Splits
     ------------
     On October 28, 1999, the Company's shareholders adopted a resolution approving a 2.90 for one reverse stock split of the issued and outstanding common shares, effective October 28, 1999. All share information and per share data have been retroactively restated for all periods presented to reflect the stock split.

     On February 24, 2000, the Company's Board of Directors adopted a resolution approving a two for one reverse stock split of the issued and outstanding common shares, effective February 24, 2000. All share information and

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


5. Stockholders' Equity (Continued)
   -------------------------------
     Stock Splits (Continued)
     ------------------------
     per share data have been retroactively restated for all periods presented to reflect the stock split.

     Initial Public Offering
     -----------------------
     On February 24, 2000, the Company executed a letter of intent with an Underwriter to offer 1,200,000 shares of the Company's common stock at $6.00 per share on a firm commitment basis. The Company will also grant the Underwriter an option to purchase up to 180,000 shares from the Company to cover over-allotments for a period of forty-five days from the effective date of the Registration Statement.

     The Company will pay the Underwriter a commission equal to ten percent of the gross proceeds of the offering and a non-accountable expense allowance equal to three percent of the gross proceeds of the offering. In connection with the offering, the Company has agreed to issue the Underwriter a warrant, for $100, to purchase up to 120,000 shares of common stock. The Underwriter's warrant is exercisable for a period of four years beginning one year from the effective date of the Registration Statement. The exercise price of the Underwriter's warrant shall be an amount equal to 120% of the price of the shares sold to the public. There can be no assurance that the Offering will be successfully completed.

6. Stock Options and Warrants
   --------------------------
     Stock Option Plan
     -----------------
     The Company adopted a stock option plan (the "Plan"), effective as of November 15, 1999, which provides for the grant of non-qualified stock options. A total of 1,000,000 shares of common stock have been reserved for issuance under the Plan.

     Options under the Company's plan are issuable only to eligible officers, directors, key employees and consultants of the Company. The Plan is administered by a committee selected by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of common stock that may be purchased under each option, and the option price. Unless sooner terminated, the Plan shall remain in effect until December 31, 2009.

     The per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. The stock options are subject to anti-dilution provisions in the event of stock splits, stock dividends and the like.

     No stock options are transferrable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option is only exercisable by the optionee. The exercise date of an option granted under the Plan must not be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company will become available once again for issuance. As of December 31, 1999 no options have been granted under the Plan.

7. Preferred Stock
   ---------------
     The authorized preferred stock of the Company consists of 1,000,000 shares, no par value. The preferred stock may be issued in series from time to

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


7. Preferred Stock (Continued)
   --------------------------
     time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

8. Commitments and Contingencies
   -----------------------------
     Technology Enhancement and Marketing Agreement
     ----------------------------------------------
     The Company entered into a Technology Enhancement and Marketing Agreement (the "Agreement") with a corporation in June 1999. The Company has agreed to fund $5,000,000 for research for biomedical technology enhancements to the corporation's digital scanner technologies. The two companies will share in the proceeds from the sale or lease of any enhancements and new applications of the digital scanner developed as a result of the research funded by the Company. The Company will receive from the corporation ten percent of the gross revenues from the sale or lease of any enhancements and new applications of the digital scanner developed as a result of the research funded by the Company under the Agreement for a period of ten years. In addition, the corporation will give the Company the opportunity to finance up to fifty percent of the digital scanners produced and from each digital scanner produced and financed by the Company, the corporation and the Company will share equally in the lease income of $2,000 per month. The Agreement is effective June 1, 1999 and the Company shall provide the funding in increments of $30,000 a month for the first year, $60,000 a month for the second year, $120,000 a month for the third and fourth years and $100,000 a month for the fifth year until a total of $5,000,000 is paid under the Agreement (See Note 9).

9. Related Party Transactions
   --------------------------
     The Company occupies office space and leases computer equipment which is shared by seven entities that are related through common ownership beginning April 1999. The Company rents the office space and computer equipment on a month to month basis and was allocated one seventh of the lease cost on a monthly basis through August and one third of the lease cost when the Company moved into new office space from September through December.

     The Company entered into a two year agreement with Purchase Plus in April 1999 to purchase various benefits from Purchase Plus. In connection with this agreement, the Company agreed with Purchase Plus to manage the health care benefits which Purchase Plus purchased from an unrelated insurance company. The Company provided these health care benefits to Purchase Plus for $25.44 per year for each individual that is enrolled in such programs. The Company purchased the benefits from the insurance company utilizing Purchase Plus as the intermediary. In November 1999, the Company contracted directly with the insurance company to purchase the benefits.

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


9. Related Party Transactions (Continued)
   -------------------------------------
     In July 1999, the Company entered into a new two year agreement with Purchase Plus to provide various health care benefits from the Company. The Company provided these health care benefits to Purchase Plus for $32.35 per year for each individual that is enrolled in such programs. Beginning November 1999, the Company purchases the benefits directly from insurance companies and other providers under the terms of the new agreement.

     In January 2000, the Company entered into a new two year agreement with Purchase Plus to provide various health care benefits from the Company. The Company has agreed with Purchase Plus that during the term of the agreement the Company's services will not be made available for marketing resale through any network market company or organization other than Purchase Plus. The Company will provide these health care benefits to Purchase Plus on a periodic fee per member basis utilizing a thirteen month service period. In consideration for the exclusive nature of the marketing rights under the agreement Purchase Plus will make a payment to the Company of $400,000, representing an advance on fees payable for the first 10,000 members who purchase services under the new agreement. In further consideration for the exclusive nature of the rights granted Purchase Plus has guaranteed that by December 31, 2000, it will pay to the Company fees representing a minimum aggregate total of 100,000 purchases or renewals of the Company's services by Purchase Plus customers or independent marketing associates. The agreement may be terminated by either party without cause upon 90 days written notice.

     The Company has an account payable to Purchase Plus of $242,000 at December 31, 1999.

     Purchase Plus advanced funds totalling $712,644 to the Company during 1999. The advances, less amounts owed to the Company for purchase of member's health care benefits, were contributed to capital.

     During 1999 all of the Company's sales were through Purchase Plus's customers or independent marketing associates.

     In October 1999, Simba Financial, Incorporated, a company controlled by the owner of Purchase Plus, provided the Company with a $500,000 line of credit to finance the Company's operating expenses and working capital requirements. Amounts advanced under the line of credit will bear interest at 10% per annum and are due on December 31, 2000. As of December 31, 1999 no amounts have been advanced under this agreement.

     On March 1, 2000, the Company assigned all rights and obligations under the Technology Enhancement and Marketing Agreement (Note 8) to Redstone Financial, Inc., a company controlled by the owner of Purchase Plus, for no additional consideration. The Company has also agreed to sell its marketable securities to Redstone in March 2000 at the fair market value of the securities on the date of sale.

10. Concentration of Credit Risk and Major Customers
    ------------------------------------------------
     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its cash

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


10. Concentration of Credit Risk and Major Customers (Continued)
    -----------------------------------------------------------
     equivalents and short term investments with high credit quality financial institutions and limits its credit exposure with any one financial institution. The Company provides credit in the normal course of business. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have not exceeded management's expectations. The Company's sales in 1999 and 1998 are from a single product which subjects the Company to significant financial exposure. If future sales change the Company's operations could be materially adversely affected.

     Sales to major customers, which comprised 10% or more of net sales, for the years ended December 31, 1999 and 1998 were as follows:

                                                 1999               1998
                                                 ----               ----
                 Customer A                      100%               100%

11. Fair Value of Financial Instruments
    -----------------------------------
     Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results. The following table presents a summary of the Company's financial instruments as of December 31, 1999:

                                                               1999
                                                   ----------------------------
                                                    Carrying         Estimated
                                                     Amount          Fair Value
                                                   -----------      -----------
     Financial Assets:
      Cash and cash equivalents                    $    29,402      $    29,402
      Marketable securities                          1,148,350        1,148,350
     Financial Liabilities:
      Accounts payable - related entities              242,000          242,000

     The carrying amounts for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments. The fair value of marketable securities is determined by the most recently traded price of each security at the balance sheet date.

================================================================================






                         HEALTHLINK INTERNATIONAL, INC.

                               [GRAPHIC OMITTED]








     Until ________ , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Registrant's bylaws provides as follows:

                          "ARTICLE VII INDEMNIFICATION

     PURSUANT TO N.R.S. 78.751 any person who is a Director, Officer, Employee, or Agent of this Corporation, who becomes a party to an action is entitled to indemnification against expenses including attorney fees, judgments, fines and amounts paid in settlement, if he acted in good faith and he reasoned his conduct or action to be in the best interest of the Corporation."


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         SEC Registration Statement...............................   $   7,080
         Blue Sky Filing Fees.....................................   $  10,000
         Blue Sky Legal Fees......................................   $  20,000
         Printing Expenses........................................   $  30,000
         Legal Fees and Expenses..................................   $ 150,000
         Accounting Fees..........................................   $  60,000
         Transfer Agent Fees......................................   $   5,000
         Nasdaq Application Fee ..................................   $  10,000
         Miscellaneous Expenses...................................   $   7,920
                                                                     ---------

                  Total                                              $ 300,000
                                                                     =========

(1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant sold the following securities which were not registered under the Securities Act, as amended.


(i) In March 1999, the Registrant sold the following shares of its common stock to the persons listed below for $.0058 per share or a total of $3,005.

         Name                                                Number of Shares
         ----                                                ----------------

Golden Guardian Productions, Ltd.                                  91,379
Agape Family Trust                                                 51,724
Harmony International, LLC                                         34,483
Janitye L. Vaile                                                   86,207
Hubert T. McDonald, LLC                                            51,724
M.E.I.C.                                                           37,931
Chris Beddoes                                                      17,241
Ronald Beddoes                                                     17,241
David Martin                                                       17,242
Dan Beddoes                                                         8,620
Alan Day                                                            8,620
Don Fisher                                                          8,620
Kevin Grandy                                                        8,620
Ruthie Lewis                                                        8,620
Lisa Navaratnam                                                     8,620
Frank Valinho                                                       8,620
Joe Valinho                                                         8,620
Jim Williamson                                                      8,620
Lynn Harrison                                                       5,172
Elizabeth Blair                                                     4,310
Amy Kish                                                            4,310
William Lundberg                                                    4,310
Becky Breedlove                                                     3,448
Bill Fate                                                           3,448
Patricia Morgan                                                     3,448
Tanya St. John                                                      3,448
Don Wright                                                          3,448

(ii) Between April and July, 1999, the Registrant sold the following shares of its common stock to the persons listed below for $.058 per share or a total of $2,705.

Kris TenEyck, LLC                                                  14,655
Victor E. Vaile, IV, LLC                                           14,655
David Thomas, LLC                                                   6,378
Charles Bruce                                                       4,310
ETN, Inc.                                                           3,448
Brenda Burns                                                        1,724
Shelly Blake                                                        1,465

(iii) In November 1999, the Registrant sold 150,000 shares to Nicholas G. Venetis and 32,759 shares to Chris Beddoes for services rendered valued at $3.00 per share, or a total of $548,276. In February 2000, the Registrant sold 50,000 shares to Coppertree, Inc., wholly owned by Sheldon R. Lefkowitz, for services rendered valued at $3.00 per share or a total of $150,000.

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons all of whom were sophisticated investors who were business associates or personal friends of the Registrant or its stockholders, executive officers or directors, and the transfer thereof was appropriately restricted by the Registrant. All persons were capable of analyzing the merits and risks of their investment,acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment. All persons were provided information regarding the Registrant, including a description of its proposed business. Officers of the Registrant answered all questions raised by these persons.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                Title
-----------                -----

   1.04     Form of Underwriting Agreement
   3.01     Articles of Incorporation, as amended, of the Registrant (1)
   3.02     Bylaws of the Registrant (1)
   5.01 Opinion of Gary A. Agron regarding legality of the common stock and warrants (includes consent) (1)
  10.01     Agreement with Longport, Inc. (1)
  10.02     Agreement with Purchase Plus Buyers Group, Inc. (1)
  10.03     Agreement with International MedCare, Inc.(1)
  10.05     Line of credit with Simba Financial Incorporated (1)
  10.06     Agreement with National Administrative Company, Inc. (1)
  10.07     Stock Option Plan (1)
  10.08     Agreement with Quantum, Inc.
  10.09     Agreement with Purchase Plus (Eden River)
  10.10     Marketing Services Agreement (Stoff)
  10.11     Agreement with Purchase Plus
  23.01     Consent of Gary A. Agron (included in Exhibit 5.01) (1)
  23.02     Consent of Angell & Deering (1)
  23.03     Consent of Angell & Deering (1)
  23.04     Consent of Angell & Deering
  27.01     Financial Data Schedule (1)
  27.02     Financial Data Schedule (1)
  27.03     Financial Data Schedule

------------
(1)   Previously Filed

ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          (g) To provide at the closing of the offering certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Westerville, Ohio, on March 27, 2000.

                                    HEALTHLINK INTERNATIONAL, INC.


                                    By: /s/  Nicholas G. Venetis
                                        ----------------------------------------
                                    Nicholas G. Venetis, Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas G. Venetis, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

    Signature                      Title                             Date
    ---------                      -----                             ----

/s/  Nicholas G. Venetis       Chief Executive Officer,          March 27, 2000
------------------------       President and Director
Nicholas G. Venetis

/s/  Sheldon R. Lefkowitz      Executive Vice President          March 27, 2000
-------------------------
Sheldon R. Lefkowitz

/s/  Cleone W. Armold          Secretary and Director            March 27, 2000
------------------------
Cleone W. Armold

/s/  Donald M. Pedersen        Chief Financial Officer           March 27, 2000
------------------------       (Principal Accounting
Donald M. Pedersen             Officer) and Director

/s/  Paul D. Martin            Director                          March 27, 2000
------------------------
Paul D. Martin

/s/  Charles R. Bruce          Director                          March 30, 2000
------------------------
Charles R. Bruce

                         HEALTHLINK INTERNATIONAL, INC.
                                  EXHIBIT INDEX


Exhibit No.                Title
-----------                -----


   1.04     Form of Underwriting Agreement
   3.01     Articles of Incorporation, as amended, of the Registrant (1)
   3.02     Bylaws of the Registrant (1)
   5.01 Opinion of Gary A. Agron regarding legality of the common stock and warrants (includes consent) (1)
  10.01     Agreement with Longport, Inc. (1)
  10.02     Agreement with Purchase Plus Buyers Group, Inc. (1)
  10.03     Agreement with International MedCare, Inc.(1)
  10.05     Line of credit with Simba Financial Incorporated (1)
  10.06     Agreement with National Administrative Company, Inc. (1)
  10.07     Stock Option Plan (1)
  10.08     Agreement with Quantum, Inc.
  10.09     Agreement with Purchase Plus (Eden River)
  10.10     Marketing Services Agreement (Stoff)
  10.11     Agreement with Purchase Plus
  23.01     Consent of Gary A. Agron (included in Exhibit 5.01) (1)
  23.02     Consent of Angell & Deering (1)
  23.03     Consent of Angell & Deering (1)
  23.04     Consent of Angell & Deering
  27.01     Financial Data Schedule (1)
  27.02     Financial Data Schedule (1)
  27.03     Financial Data Schedule


---------------
(1)  Previously Filed